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                                                                    EXHIBIT 23.2

                     CONSENT OF INDEPENDENT PUBLIC AUDITORS

The Board of Directors
Ralphs Grocery Company:

     The audits referred to in our report dated March 9, 1995, included the related financial statement schedule as of January 29, 1995, and for each of the years in the three-year period ended January 29, 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Historical Financial Data of Ralphs," "Summary of Historical Financial Data of Ralphs" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California

July 22, 1996